Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 20, 2017

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q3 Sales

PHILADELPHIA, PA, November 20, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $45 million and $107 million for the three and nine months ended October 31, 2017, respectively. Earnings per diluted share were $0.41 and $0.94 for the three and nine months ended October 31, 2017, respectively.

Total Company net sales for the third quarter of fiscal 2018 increased 3.5% over the same quarter last year to a record $893 million. Comparable Retail segment net sales, which include the comparable direct-to-consumer channel, increased 1%. Excluding the estimated impact of the North American hurricanes in the quarter, comparable Retail segment net sales increased 2%, and by brand, comparable Retail segment net sales increased 5% at Free People, 2% at the Anthropologie Group and 1% at Urban Outfitters. Comparable Retail segment sales were driven by strong, double-digit growth in the direct-to-consumer channel, partially offset by negative retail store sales. Wholesale segment net sales increased 8.7%.

“I am pleased to announce record third quarter sales, positive Retail segment comps at all three brands and another strong performance from Free People wholesale,” said Richard A. Hayne, Chief Executive Officer. “Record sales were driven by improved apparel execution across all channels and brands,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine month periods were as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2017	2016	2017	2016
Net sales by brand
Urban Outfitters	$353,881	$348,471	$962,496	$1,001,197
Anthropologie Group	352,080	340,727	1,025,585	1,021,410
Free People	180,572	167,445	520,307	476,380
Food and Beverage	6,241	5,848	18,507	16,649
Total Company	$892,774	$862,491	$2,526,895	$2,515,636

Net sales by segment
Retail Segment	$808,546	$785,026	$2,289,526	$2,300,981
Wholesale Segment	84,228	77,465	237,369	214,655
Total Company	$892,774	$862,491	$2,526,895	$2,515,636

For the three months ended October 31, 2017, the gross profit rate decreased by 142 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily driven by deleverage in delivery and logistics expense due to increased penetration of the direct-to-consumer channel, higher international penetration and increased furniture penetration. For the nine months ended October 31, 2017, the gross profit rate decreased by 291 basis points versus the prior year’s comparable period. The decline in gross profit rate was driven by deleverage in delivery and logistics expenses primarily due to the penetration of the direct-to-consumer channel, higher international penetration and increased furniture penetration and higher markdowns due to underperforming women’s apparel and accessories product at Anthropologie and Urban Outfitters.

As of October 31, 2017, total inventory decreased by $3.9 million, or 0.9%, on a year-over-year basis. Comparable Retail segment inventory decreased 1% at cost, which was partially offset by inventory to stock non-comparable stores.

Selling, general and administrative expenses decreased by $4.7 million, or 2.1%, during the three months ended October 31, 2017, compared to the prior year’s comparable period. For the three months ended October 31, 2017, selling, general and administrative expenses, expressed as a percentage of net sales, leveraged by 143 basis points when compared to the prior year’s comparable period. The decrease in expenses and leverage were primarily due to savings associated with our store organization project and lower share-based compensation expense, partially offset by increased investments in digital marketing expenditures to drive sales. Selling, general and administrative expenses increased by $0.5 million, or 0.1%, during the nine months ended October 31, 2017, compared to the prior year’s comparable period. For the nine months ended October 31, 2017, selling, general and administrative expenses, expressed as a percentage of net sales, leveraged by 10 basis points when compared to the prior year’s comparable period. The leverage is primarily due to the net savings associated with our store organization project and lower share-based compensation expense, partially offset by increased investments in digital marketing expenditures to drive sales.

The Company’s effective tax rate for the third quarter of fiscal 2018 was 37.4% compared to 33.5% in the prior year period. The effective tax rate for the first nine months of fiscal 2018 was 37.2% compared to 35.7% in the first nine months of fiscal 2017. The increase in the effective tax rate for the three and nine months periods was primarily due to the ratio of certain foreign taxable profits and losses to global taxable profits and the adoption of the new accounting standard related to share-based compensation.

Net income for the three and nine months ended October 31, 2017, was $45 million and $107 million, respectively, and earnings per diluted share was $0.41 and $0.94, respectively.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. Under this authorization, the Company repurchased and subsequently retired 2.1 million common shares for approximately $46 million during the nine months ended October 31, 2017. As of October 31, 2017, 17.9 million common shares are remaining under this authorization.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired 6.0 million common shares for approximately $111 million during the nine months ended October 31, 2017, which completed this authorization. The Company repurchased and subsequently retired 1.3 million common shares for approximately $46 million under this authorization during the year ended January 31, 2017.

During the nine months ended October 31, 2017, the Company opened a total of 16 new locations including: 8 Free People stores, 4 Urban Outfitters stores, 3 Anthropologie Group stores and 1 Food and Beverage restaurant; and closed 6 locations including: 3 Free People stores, 1 Urban Outfitters store, 1 Anthropologie Group store and 1 Food and Beverage restaurant.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada, and Europe and websites; 227 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 132 Free People stores in the United States and Canada, catalogs and websites and 12 Food and Beverage restaurants, as of October 31, 2017. Free People and Anthropologie Group wholesale sell their products through approximately 1,900 department and specialty stores worldwide, third-party websites and the Company’s own retail stores.

A conference call will be held today to discuss third quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/m6/p/7be6nszp

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe weather conditions, increases in labor costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2017	2016	2017	2016

Net sales	$892,774	$862,491	$2,526,895	$2,515,636
Cost of sales	595,028	562,594	1,692,026	1,611,337
Gross profit	297,746	299,897	834,869	904,299
Selling, general and administrative expenses	224,858	229,592	665,765	665,299
Income from operations	72,888	70,305	169,104	239,000
Other (expense) income, net	(882)	854	1,173	348
Income before income taxes	72,006	71,159	170,277	239,348
Income tax expense	26,914	23,804	63,332	85,516
Net income	$45,092	$47,355	$106,945	$153,832

Net income per common share:
Basic	$0.41	$0.41	$0.95	$1.31
Diluted	$0.41	$0.40	$0.94	$1.31

Weighted-average common shares outstanding:
Basic	109,667,224	116,829,912	113,113,597	117,087,696
Diluted	110,100,254	117,393,710	113,432,367	117,453,005

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	66.6%	65.2%	67.0%	64.1%
Gross profit	33.4%	34.8%	33.0%	35.9%
Selling, general and administrative expenses	25.2%	26.6%	26.3%	26.4%
Income from operations	8.2%	8.2%	6.7%	9.5%
Other (expense) income, net	(0.1%)	0.1%	0.0%	0.0%
Income before income taxes	8.1%	8.3%	6.7%	9.5%
Income tax expense	3.0%	2.8%	2.5%	3.4%
Net income	5.1%	5.5%	4.2%	6.1%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	October 31,	January 31,	October 31,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$234,726	$248,140	$234,886
Marketable securities	93,228	111,067	24,644
Accounts receivable, net of allowance for doubtful accounts
of $710, $588 and $568, respectively	78,348	54,505	68,896
Inventory	449,957	338,590	453,826
Prepaid expenses and other current assets	111,050	129,095	107,767
Total current assets	967,309	881,397	890,019

Property and equipment, net	829,106	867,786	872,309
Marketable securities	41,254	44,288	5,605
Deferred income taxes and other assets	115,778	109,166	117,258
Total Assets	$1,953,447	$1,902,637	$1,885,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$208,567	$119,537	$199,421
Accrued expenses, accrued compensation and other current liabilities	214,506	233,391	205,812
Total current liabilities	423,073	352,928	405,233
Long-term debt	–	–	–
Deferred rent and other liabilities	245,566	236,625	232,325
Total Liabilities	668,639	589,553	637,558

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	–	–	–
Common shares; $.0001 par value, 200,000,000 shares authorized,
108,248,471, 116,233,781 and 116,233,584 issued and outstanding,
respectively	11	12	12
Additional paid-in-capital	–	–	–
Retained earnings	1,309,541	1,347,141	1,285,268
Accumulated other comprehensive loss	(24,744)	(34,069)	(37,647)
Total Shareholders’ Equity	1,284,808	1,313,084	1,247,633
Total Liabilities and Shareholders’ Equity	$1,953,447	$1,902,637	$1,885,191